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EXHIBIT 11.1  CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

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
                                                        Years Ended                 Year Ended               Years Ended
                                                        February 28,                February 29,             February 28,
                                                ------------------------------    ----------------   ----------------------------
                                                   1994              1995               1996            1997            1998
                                                -----------      -------------    ----------------   -----------     ------------
                                                                        (In thousands, except per share data)
COMPUTATION FOR STATEMENTS OF OPERATIONS:
Adjustment to net loss per statements
 of operations to amount used in loss
 per share computation:
 Net loss....................................   $(13,884)        $(30,614)        $(91,311)          $(138,825)      $(342,532)
 Less:
    Accrual of dividends on preferred stock..         --               --              232               1,221           1,271
                                                --------         --------         --------           ---------       ---------
Net loss, as adjusted........................   $(13,884)        $(30,614)        $(91,543)          $(140,046)      $(343,803)
                                                ========         ========         ========           =========       =========

Weighted-average shares outstanding..........     20,345(1)        27,802           34,018              39,036          39,212
                                                ========         ========         ========           =========       =========

Net loss per share...........................   $  (0.68)(1)     $  (1.10)        $  (2.69)          $   (3.59)      $   (8.77)
                                                ========         ========         ========           =========       =========
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(1)  The Company has presented unaudited pro forma net loss per share information to reflect shares issued subsequent to February 28, 1993 in connection with the investment in the Company by Apollo and the cancellation of amounts due to the Company, as if they were issued on March
     1, 1993.